EXHIBIT 10.6

ENTERPRISE FINANCIAL SERVICES CORP

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made by and between PAUL L. VOGEL (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), effective as of January 1, 2003 (the “Effective Date”).

WITNESSETH:

WHEREAS, Executive desires to be employed or to continue to be employed by the Company, and the Company desires to employ or continue to employ Executive, on the terms, covenants and conditions hereinafter set forth in this Agreement.

NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Contract Term as hereafter defined. During the Contract Term, Executive shall serve in an executive capacity with responsibility for managing the Company’s advisory services and shall have such other duties and responsibilities as the Board of Directors (the “Board”) may from time to time specify. Executive shall comply with all polices and procedures of the Company generally applicable to executive employees of the Company. Executive hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement.

2. Term of Employment. Except as otherwise provided herein, the term of this Agreement shall be for a term commencing on the Effective Date and ending upon Executive’s death or termination of employment as hereafter provided (the “Employment Term”). The Contract Term may be extended by mutual written agreement of Executive and the Company upon such terms, provisions and conditions which are mutually acceptable to Executive and the Company.

3. Devotion to Duties. Executive agrees that during the Employment Term he will devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company (except for (i) permitted vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder: (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic and charitable activities and (B) such reasonable time as may be necessary from time to time for personal financial matters). Executive will use his best good faith efforts to promote the success of the Company’s business and will cooperate fully with the Board in the advancement of the best interests of the Company. If requested by the Board, Executive will agree to serve as a director or officer of any of the Company’s Subsidiaries without additional compensation.

4. Compensation of Executive.

4.1 Base Salary. During calendar 2003, the Company shall pay to Executive as compensation for the services to be performed by the Executive a base salary of $96,000 per year (the “Base Salary”). The Base Salary shall be payable in installments in accordance with the Company’s normal payroll practice and shall be subject to such withholding as may be required by law. After 2003, Executive shall be compensated on a commission basis as hereinafter provided and shall receive no Base Salary.

4.2 Commission Income. Subject to the provisions of Subsection 4.3, Executive shall be entitled to receive commission income from the Company’s advisory operations as follows:

(a) 15% of gross revenue from advisory services.

(b) For calendar 2003, 15% of “new” revenue collected from advisory services and after 2003 the following percentages of “new” revenue collected which shall be calculated and paid on a calendar year basis:

    10% on the first $500,000

    12.5% on the next $250,000

    15% on the excess over $750,000

As used herein “new” revenue means (i) revenue collected from a new client, (ii) revenue from a new product sold to an existing client, and (iii) revenue associated with additional monies contributed of $50,000 or more, in each of (i), (ii) and (iii) including only revenues collected during the first 12 months of the relationship or event.

(c) 40% of the annual pre-tax net operating income from advisory services calculated as follows:

Gross Revenues

Less:

(i)	the 15% of gross revenues from advisory services paid or payable to Executive.

(ii)	the 10% of gross revenues reserved for the Company.

(iii)	the percentage of “new” revenues paid or payable to Executive.

(iv)	the percentage of gross revenues paid or payable to any other employee.

(v)	the percentage of “new” revenues paid or payable to any other employee.

(vi)	all salaries and other compensation, benefits and operating expenses allocable to advisory services, but excluding corporate overhead.

Net Operating Income

Commission income payable under subsections 4.2(a) and 4.2(b) shall be payable by the 15th of each month based upon collections in the immediately preceding calendar month, less such withholding as may be required by law. Payments due under subsection 4.2(c) shall be payable within 75 days after the end of each calendar year with respect to the immediately preceding calendar year.

4.3 Targeted Bonus. In each calendar year during the Employment Term and any extensions thereof, $45,000 of Executive’s projected commission income pursuant to subsection 4.2 shall be held back as a potential bonus (“Targeted Bonus”). No later than the Company’s January Board meeting, the Company and Executive shall agree upon targeted pre-tax net income from the Company’s advisory operations (“Targets”), as well as what constitutes Threshold Performance and Exceptional Performance for that calendar year. The established Targets shall be consistent with the financial plan for the Company’s advisory operations. No bonus shall be payable if at least Threshold Performance has not been met. If at least Threshold Performance has been met a bonus shall be payable as follows: (i) 80% of the Targeted Bonus if performance is between Threshold Performance and Target; (ii) 100% of the Targeted Bonus if performance is between Target and Exceptional Performance; and (iii) 120% of the Targeted Bonus if performance is at Exceptional Performance or higher. Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors.

4.4 Benefits. Executive shall be entitled to participate, during the Employment Term, in all regular employee benefit and deferred compensation plans established by the Company including, without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period. Executive shall also be entitled to paid vacation during each year of the Employment Term in accordance with the Company’s vacation policy, provided that any vacation not used in any year shall be forfeited and not carried over to any subsequent year.

4.5 Reimbursement of Expenses. The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policy, as such may change from time to time.

5. Termination of Employment.

5.1 Death, Disability and for Cause Terminations.

(a) Death. This Agreement shall terminate immediately upon the Executive’s death, provided that in such event the Company shall cause Executive’s salary to be paid to the Executive’s estate for the period through the earlier of (1) the end of the current pay period or (2) the end of the calendar month in which the Executive’s death occurs.

(b) Disability. The Company may, upon 30 days’ prior written notice, terminate this Agreement in the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of the Executive hereunder. In the event of disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed medical doctor chosen by written agreement of the Company and the Executive. If the Company and the Executive cannot agree on a selection of a medical doctor, each of them will select a medical doctor, and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The existence of such a disability shall be conclusively presumed in the event either (A) the Executive is entitled to payment of benefits under any disability insurance policy or program carried by the Company or (B) the Executive is unable to perform his duties for a total of 60 or more calendar days (whether or not consecutive) during any period of 180 consecutive calendar days, whether as a result of one or more illnesses or ailments. In the event of any such termination, the Company shall cause the Executive’s compensation to be paid to the Executive for the period through the date of termination.

(c) For Cause. The Company may terminate the Executive’s employment for Cause. For this purpose, “cause” shall include, without limitation, (A) Executive’s insubordination, meaning the willful failure to conform to or conduct himself or herself in accordance with the policies and standards of Company (unless deviation from said written policy is considered a “known normal business practice”) or the refusal to perform the duties assigned pursuant to Section 3; (B) the dishonesty of Executive; (C) Executive’s commission of a felony, fraud, embezzlement or any other act of moral turpitude; (D) any willful violation by Executive of laws or regulations applicable to Company’s business; (E) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties under this Agreement which could adversely affect the business or reputation of the Company. If the Executive’s employment is terminated for Cause, the Company shall pay the Executive his full accrued compensation through the effective date of the termination of his employment (which shall be no earlier than the date of Executive’ receipt of notice thereof) at the rate in effect at the time of such termination.

(d) If the Executive’ employment is terminated for any reason provided above in 5.1(a)-(c), Executive shall be entitled to receive any salary or other compensation to which the Executive is entitled which accrues through the date of termination. Unless otherwise specifically agreed to by the Company in this Agreement, any bonus or other compensation or benefits applicable to the Executive shall be deemed to have accrued only in the event that the entire period to which the bonus applies has elapsed prior to the date of termination.

5.2 All Other Employment Terminations.

(a) Change of Control. If following a Change of Control, Executive’s employment terminates and Executive is not offered a new position comparable to his position, at the same or greater potential compensation and located within 60 minute normal commuting distance from the Executive’s office immediately prior to a Change of Control, the Company shall pay Executive as provided below in 5.2(d).

(b) Resignation or Retirement. If Executive voluntarily resigns his employment or retires and Executive agrees to any extension or postponement of his resignation or retirement if requested by the Company at his normal rate of compensation for a period not to exceed three months, he shall be entitled to the payment as provided below in 5.2(d).

(c) Involuntary Termination Without Cause. If the Company terminates Executive’s employment other than as provided for in Section 5.1(a) through 5.1(c) of this Agreement, Executive shall be entitled to the payment provided below in 5.2(d).

(d) Severance Pay. If Executive’s employment is terminated as provided for in 5.2(a)-(c) above, he shall be entitled to 24 months severance pay, based on his average monthly compensation income pursuant to Section 4.2 for the 12 full calendar months immediately preceding such termination, such compensation to be paid at the end of each of the 24 months following such termination.

5.3 Termination of Obligation. Immediately upon the effective date of any termination, except as otherwise provided in Section 5.2, all obligations of the Company, including the obligation of the Company to pay any compensation or other benefits to the Executive accruing after the date of such termination, shall cease.

6. Subsequent Employment. Executive must personally notify the Company in writing regarding the details of any new employment within 72 hours of accepting an offer of employment. The Company may notify any person, firm, or company employing Executive or potentially employing Executive as to the existence and provisions of this Agreement.

7. Confidentiality. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company, its Subsidiaries and Affiliates, including without limiting the generality of the foregoing non-public information concerning their manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data. Executive agrees that he will not, directly or indirectly, use any such information for the benefit of others than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially. Upon the Company’s request, Executive shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to Executive before receipt thereof from the Company; (b) is learned by Executive from a third party entitled to disclose it; or (c) becomes known publicly other than through Executive; (c) is disclosed by Executive upon authority of the Board or any committee of the Board; (d) is disclosed pursuant to any legal requirement or (e) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 7 shall be a material breach of this Agreement. The terms of this Section 7 shall survive and remain in effect following any termination of this Agreement.

8. Use of Proprietary Information. Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.

9. Non-Competition.

9.1 Executive recognizes that during the course of Executive’s employment with the Company, Executive has been and will be instructed by the Company about and become acquainted with and shall gain knowledge of confidential information of the Company, including, but not limited to confidential information about customer and prospective lists and proposals, methods of sales, the existence and contents and terms of this Agreement, methods of sales procurement, sales procurement techniques, sales procedures and equipment/supply information, supply acquisition procedures and processes and sources, customer acquisition and evaluation procedures, customer maintenance procedures and corresponding information relating to persons, firms and corporations which are or may become customers of the Company by virtue of Executive’s employment by the Company, Executive will have access to the customer lists and will be directly involved in developing such lists and maintaining customer relationships and, further, companies from which the Company obtains various products for sale, resale and distribution to customers of Company specific and unique knowledge of the persons, firm, company, and other entities that purchase or use products sold by the Company or have purchased products sold by the Company. Further, Executive agrees and acknowledges that the development and assemblage and maintenance of the customer lists, information, documents, and business of the Company has taken extraordinary time, money, resources, training, and effort by the Company and its employees and accordingly, Executive agrees that Executive will not during Executive’s period of employment with the Company and for a period of two years following cessation of Executive’s employment at the Company for any cause or reason (“restricted period”), directly or indirectly, engage in any business in competition with the Company with respect to the sale of, maintenance of, billing and processing of, services and products in the markets and supplies and sale for and/or to present customers, former customers (defined as any person or Company who was a customer during the two years prior to the cessation of Executive’s employment) and prospects of the Company. Executive agrees that during Executive’s period of employment with the Company and for the two year restricted period following cessation of Executive’s employment with the Company, Executive shall not induce or attempt to induce any present, former, or prospective customer (defined as any company or person that has been or is in the loan approval process or to whom the Company has made a presentation for deposit within the last two years) of the Company to become a customer of Executive at any person, firm, company, or business association with which Executive is or becomes affiliated in any capacity with respect to the business which the Company is engaged in currently and/or during the period of employment.

9.2 The Executive shall not at any time during the term of his employment by the Company and for a period of two years following the termination thereof (whether such termination is initiated by the Executive or the Company and regardless of the reason for such termination, whether or not such reason constitutes good cause), directly or indirectly, induce or attempt to induce any employee of the Company or of any of its Subsidiaries or Affiliates to cease employment with the Company or its Subsidiaries or Affiliates, as the case may be, or to seek employment elsewhere.

9.3 The Company and the Executive acknowledge their understanding that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of the covenants contained in this Section 9 and hereby acknowledge their understanding and intention both that the provisions of this Section 9 shall be enforced to the fullest extent permissible and the unenforceability of or modification necessary to conform with such laws and public policies shall not render unenforceable any other provision hereof. Accordingly, to the extent that any covenant in this Section shall be adjudicated to be invalid or unenforceable, such covenant (or portion thereof) shall automatically be amended to such extent as may grant the Company the maximum protection and restriction on Executive’s activities permitted by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

9.4 The two year time periods described in this Section shall begin on the date of termination of the Executive’s employment with the Company.

10. Equitable Relief. Executive acknowledges that the extent of damages to the Company from a breach of Sections 7, 8 and 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7, 8 and 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

11. Non-Disparagement. The Executive further agrees that, during the term of employment by the Company and thereafter (whether such termination is initiated by the Executive or the Company and regardless of the reason for such termination, whether or not such reason constitutes good cause), Executive will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any other act or omission which is or is likely to be materially detrimental to the goodwill or the Company or any of its subsidiaries or affiliates. However, Executive may provide truthful responses to inquiries regarding objectively verifiable information.

12. Assignment. This Agreement shall not be assignable by Executive and shall not be assignable by the Company except by operation of law or to a successor entity acquiring all or substantially all the Company’s business or assets. No such assignment shall affect any determination of whether such assignment involves a Change of Control for purposes of this Agreement. In the event of any assignment permitted hereby, the duties and responsibilities of Executive performed for the assignee shall not, without the written consent of Executive, be materially increased, altered or diminished in a manner inconsistent with Executive’s duties and responsibilities hereunder for the Company.

13. Entire Agreement. This Agreement and any agreements entered into after the date hereof under any of the Company’s benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.

14. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company. This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.

15. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless authorized by the Board and reduced to in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

16. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

17. Manner of Giving Notice. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company: Enterprise Financial Service Corp. 150 North Meramec Clayton, MO 63105 Attn: President and Corporate Secretary	To Executive: At his current residential address on file with the Company

Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or by air courier service.

18. Remedies. In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law, and shall further be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing the non-breaching party’s rights hereunder.

19. Headings. The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

20. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted.

21. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

22. Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

23. Certain Definitions. As used herein, the following definitions shall apply:

“Affiliate” with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Change of Control” shall mean the date on which any of the following occurred:

(a) any individual, entity or group (a “Person”), other than one or more of the Company’s directors on the Effective Date of this Agreement or any Person that any such director controls, becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities”);

(b) any Person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank entitled to vote generally in the election of directors of Enterprise Bank (“Bank Outstanding Voting Securities”);

(c) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as hereinafter defined)

at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination;

(d) consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or

(e) the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company.

As used in this section, the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934. As used herein, the term “Continuing Directors” shall mean, as of any date of determination, (i) any member of the Board of Directors on the Effective Date of this Agreement, (ii) any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Company. “Control” means the direct or indirect ownership of voting securities constituting more than 50% of the issued voting securities of a corporation.

“Control” With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person” Any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary” With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

ENTERPRISE FINANCIAL SERVICES CORP

By:	/s/ Kevin C. Eichner

Kevin C. Eichner

Title:	President & CEO

EXECUTIVE:

/s/ Paul L. Vogel

Paul L. Vogel